Exhibit 77C Matters submitted to a vote of security holders

AllianceBernstein Balanced Wealth Strategy

A Special Meeting of the Stockholders of the AllianceBernstein Balanced Wealth Strategy (the Fund) was held on November 15, 2005 and adjourned until December 6, 2005. At the November 15, 2005 Meeting, with respect to the first item of business, the election of Directors, the required number of outstanding shares were voted in favor of the proposal, and the proposal was approved. At the December 6, 2005 Meeting, with respect to the third item of business, the amendment, elimination, or reclassification as non-fundamental of the fundamental investment restrictions, the required number of outstanding shares voted in favor of the proposal, and the proposal was approved. A description of each proposal and number of shares voted at the Meeting are as follows (the proposal numbers shown below correspond to the proposal numbers in the Funds proxy statement):

			Voted For	Withheld Authority
1.To elect eight
  Directors of the
  Fund, each such
  Director to hold
  office until his or
  her successor is
  duly elected and
  qualified.

Ruth Block		143,700,322	3,267,191
David H. Dievler	143,749,856	3,217,657
John H. Dobkin		143,808,620	3,158,893
Michael J. Downey	143,754,345	3,213,167
William H. Foulk, Jr.	143,715,894	3,251,619
D. James Guzy		143,456,329	3,511,184
Marc O. Mayer		143,789,990	3,177,523
Marshall C. Turner, Jr.	143,765,404	3,202,109


			Voted For     Voted     Abstained   Broker
  				      Against		    Non-Votes

3. To amend, eliminate,
  or reclassify as
  non-fundamental, the
  fundamental investment
  restrictions
  regarding:

3.A. Diversification	39,782,116   1,218,642   431,709   12,220,884

3.B. Issuing Senior	39,715,676   1,277,360   439,431   12,220,884
     Securities
     and Borrowing
     Money

3.D. Concentration of	39,787,311   1,199,259	 445,897   12,220,884
     Investments

3.E. RealEstate and	39,742,900   1,248,932	 440,635   12,220,884
     Companies That
     Deal In Real
     Estate

3.F. Commodity		39,637,654   1,357,858	 436,955   12,220,884
     Contracts and
     Futures
     Contracts

3.G.   Loans		39,662,052   1,301,441	 468,974   12,220,884

3.I. Exercising		39,773,502   1,231,830	 427,135   12,220,884
     Control

3.N. Pledging,		39,711,564   1,248,828	 472,075   12,220,884
     Hypothecating,
     Mortgaging or
     Otherwise
     Encumbering
     Assets